Exhibit 99

Nov. 11, 2013

LOUIS J. BRISKMAN ANNOUNCES INTENTION TO RETIRE

AS SENIOR EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL

OF CBS CORPORATION

Veteran General Counsel Joined Company in 1975

Louis J. Briskman has announced his intention to retire by year’s end from his position as Senior Executive Vice President and General Counsel of CBS Corporation, the Company announced today. Briskman joined the Company in 1975 when it was Westinghouse Electric Corporation, which became CBS Corporation in 1997. Through that time, Briskman steadily rose within the ranks to become the Company’s top legal counsel and one of its key executives.

A successor will be named shortly.

Leslie Moonves, President and Chief Executive Officer, CBS Corporation, expressed his appreciation for Briskman’s contributions to the Company during his many years of service.

“There’s no understating what Lou’s honesty, integrity, knowledge of the law and, of course, his friendship have meant to me and all his colleagues at CBS,” said Moonves. “He spent decades with the Company, from the Westinghouse days through the days of our formation as a free-standing company to today, where he leads a superb department of professionals that handles a myriad of legal activities from all our divisions. He has the trust, admiration and respect of the entire legal community and everyone here at CBS who have had the pleasure of working with him. He’ll be missed by me, my entire senior team and all those who have had the chance to work with him, and we wish him well as he moves on to his next chapter.”

A 30-year veteran of CBS, Briskman rejoined the Company on Sept. 6, 2005, just four months before its separation from Viacom. In 2006, when the companies separated, he was named Executive Vice President and General Counsel of the new CBS Corporation, overseeing all legal activities for CBS, Showtime, CBS Studios, CBS Television Stations, CBS Radio, CBS Distribution, CBS Interactive, CBS Outdoor and Simon & Schuster. He has been the general counsel of four U.S. public corporations.

Before coming back to CBS in 2005, Briskman was Senior Vice President and General Counsel of Aetna Inc., where he had served since April of 2004. Before joining Aetna, Briskman had a long career at Westinghouse’s broadcasting company, and at CBS. He joined Westinghouse Electric Corporation in 1975, became general counsel of the company’s broadcasting subsidiary, known as Group W, in 1983, and rose to the position of general counsel for parent corporation Westinghouse Electric in 1993. He served in that role through the company’s transformation into a pure media entity, which culminated in the acquisition of CBS in 1995 and the name change to CBS Corporation, in 1997, where he continued his service as general counsel.

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Briskman is a 1970 graduate of the University of Pittsburgh and a 1973 graduate of the Georgetown University Law Center.  He is a member of the Georgetown University Law Center Board of Visitors and a member and former Chairperson of the Georgetown Corporate Counsel Institute.

“One of the qualities of a great executive is the ability to build a strong department that bears his or her qualities of excellence,” continued Moonves. “The CBS Law Department is precisely that kind of organization — aggressive, knowledgeable and dedicated to the highest standards of the industry and the Company. Lou has done all that and more. I would like to thank him personally and convey the appreciation of the entire CBS family for all he has contributed.”

About CBS Corporation

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand — “the Eye” — one of the most recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, radio, local TV, film, outdoor advertising, and interactive and socially responsible media. CBS’s businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), Showtime Networks, CBS Sports Network, TVGN (a joint venture between CBS Corporation and Lionsgate), Smithsonian Networks, Simon & Schuster, CBS Television Stations, CBS Radio, CBS Outdoor, CBS Television Studios, CBS Global Distribution Group (CBS Studios International and CBS Television Distribution), CBS Interactive, CBS Consumer Products, CBS Home Entertainment, CBS Films and CBS EcoMedia. For more information, go to www.cbscorporation.com.

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CBS Corporation Press Contacts:

Dana McClintock	212-975-1077	dlmcclintock@cbs.com
Shannon Jacobs	212-975-3161	sljacobs@cbs.com